Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firms” in the Statement of Additional Information and to the incorporation by reference of our reports dated:

•

March 23, 2010 with respect to the financial statements and financial highlights of RiverSource S&P 500 Index Fund and RiverSource Small Company Index Fund included in the Annual Reports for the year ended January 31, 2010; and

•

November 20, 2009 with respect to the financial statements and financial highlights of RiverSource Balanced Fund and RiverSource Strategic Income Allocation Fund included in the Annual Reports for the year ended September 30, 2009 incorporated by reference into the Registration Statement (Form N-14) as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 2, 2010